AMENDED SCHEDULE A
Dated July 28, 2016
to the
COMPLIANCE SERVICES AGREEMENT
Dated June 5, 2012
Between
ULTIMUS MANAGERS TRUST
and
ULTIMUS FUND SOLUTIONS, LLC

FEES AND EXPENSES

Fees. Ultimus shall receive the fees described below, which are computed and payable monthly.

Base Fee:	$12,000 per year for each series of the Trust.

Asset-Based Fee:	0.01% per annum on average net assets of each series in excess of $100 million.

Out-of-Pocket Expenses. The fees set forth above shall be in addition to the payment of reasonable out-of-pocket expenses, as provided for in Section 3 of the Agreement.

TRUST SERIES

Alambic Small Cap Value Plus Fund
Alambic Small Cap Growth Plus Fund
APEXcm Small/Mid Cap Growth Fund
Barrow Value Opportunity Fund
Barrow Long/Short Opportunity Fund
Blue Current Global Dividend Fund
Castlemaine Emerging Markets Opportunities Fund
Castlemaine Event Drive Fund
Castlemaine Long/Short Fund
Castlemaine Market Neutral Fund
Castlemaine Multi-Strategy Fund
Cincinnati Asset Management Funds:
Broad Market Strategic Income Fund
Galapagos Partners Select Equity Fund
HVIA Equity Fund
Ladder Select Bond Fund
Lyrical U.S. Value Equity Fund
Lyrical U.S. Hedged Value Fund
Marshfield Concentrated Opportunity Fund
Ryan Labs Core Bond Fund
Ryan Labs Long Credit Fund
Stralem Equity Fund
Topturn OneEighty Fund
Wavelength Interest Rate Neutral Fund
Waycross Long/Short Equity Fund

	ULTIMUS MANAGERS TRUST		ULTIMUS FUND SOLUTIONS, LLC
By:	/s/ David R. Carson	By:	/s/ Robert G. Dorsey
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director